Exhibit 99.1

China TransInfo Technology Announces Record Fourth Quarter and
Full Year 2007 Year End Results

•    Fourth quarter record revenue climbed 44% year-over-year to $3.9 million
•    Record full year 2007 net income increased 48% year-over-year to $4.4 million

Beijing, China - March 18, 2008, China TransInfo Technology Corp. (OTC Bulletin Board: CTFO) (“China TransInfo” or “the Company”), a leading provider of public transportation information systems technology and comprehensive solutions in the People’s Republic of China (the “PRC”), today reported its financial results for the fourth quarter and year ended December 31, 2007.

Fourth Quarter 2007 Highlights

•	Sales increased 44.0% year-over-year to a record $3.9 million
•	Gross profit increased 103.3% year-over-year to $2.3 million
•	Gross margin increased to 60.3% from 41.1% a year ago
•	Income from operations increased 80.9% year-over-year to $1.7 million
•	Net income increased to $0.8 million, or $0.04 per fully diluted share
•	Awarded transportation service project from PRC Ministry of Science and Technology to support the Beijing 2008 Olympic Games
•	Entered into framework arrangement with City of Chengdu Department of Transportation
•	Entered strategic partnerships with Oracle Corporation and Environmental Systems Research Institute
•	Announced wide scale launch of Transportation Information Service Operation Platform
•	Appointed Mr. Troy Mao as Chief Financial Officer of the Company

Full Year 2007 Highlights

•	Revenue increased 65.3% year-over-year to a record $11.9 million.
•	Gross profit increased 58.0% year-over-year to $6.3 million, or 52.7% of revenues
•	Operating income grew 56.0% year-over-year to $4.9 million
•	Net income increased 48.0% to $4.4 million, or $0.28 per fully diluted share
•	Signed letter of intent with City of Urumqi Department of Transportation
•	Became a publicly traded company through a share exchange transaction in May 2007

“We continued to experience strong demand for our products and services during the fourth quarter of fiscal year 2007. The GIS software and solutions industry in China continued its rapid development in the quarter due in part to the Chinese government’s preference to use homegrown GIS software applications and services for its government programs,” said Mr. Shudong Xia, CEO of China TransInfo. “More importantly, we made significant strides to position China TransInfo as a leader in the rapidly developing market for traffic information systems and real-time traffic data services in China.

“During the fourth quarter of 2007, we broadened our offerings by establishing relationships with two strategic partners and entered into an agreement to provide integrated real-time transportation information services to the City of Chengdu. In January of 2008, we launched the test version of the system and we expect to complete the full commercial launch in June. This is in line with our goal to develop a high margin, recurring revenue business that will leverage our technology leadership in the GIS sector.”

Fourth Quarter 2007 Results

For the quarter ended December 31, 2007, revenues were $3.9 million, a 44.0% increase from $2.7 million posted during the same quarter in 2006. This was primarily due to an increase in sales in both the Digital City and Transportation GIS project segments, which accounted for 46.3% and 39.2% of the total revenues in the quarter, respectively. The remaining amount was attributable to the Land & Resources sector and other business segments. During fourth quarter of 2007, 49.0% of total sales revenue came from software products, while the remaining 51.0% resulted from the sale of hardware products.

The Company’s gross profit increased 103.3% to $2.3 million in the fourth quarter of 2007, compared to $1.1 million a year ago. Gross margin was 60.3% in the fourth quarter of 2007, compared to 42.8% during the same period in 2006. The increase in gross margin was mainly due to the execution of higher margin contracts for transportation information service projects during the fourth quarter of 2007.

Selling, general and administrative expenses in the fourth quarter of 2007 were $604,880 up from $192,447 in the fourth quarter of 2006. This significant increase in administrative expenses was primarily due to one-time non-cash warrant expenses of $200,105 granted for professional services as well as higher administrative expenses associated with being a public company.

Operating income increased 80.9% to $1.7 million, or 44.7% of revenues, compared to $1.0 million, or 35.6% of revenues, in the fourth quarter of 2006.

Net income increased to $816,737 in the fourth quarter of 2007, or $0.04 per fully diluted share, as compared to net income of $687,144, or $0.08 per basic and fully diluted share, during the same period in 2006. Weighted average fully diluted shares outstanding increased to 19.9 million shares in the fourth quarter of 2007 from 8.6 million shares in the fourth quarter of 2006 as a result of the acquisition and issuance of additional shares from a share exchange transaction and private placement in May 2007.

Full Year 2007 Results

Revenues for 2007 were $11.9 million, up 65.3% from $7.2 million in 2006. Gross profit was $6.3 million or 52.7% of revenues, up 58.0% from $4.0 million, or 55.1% of revenues in 2006. Operating income was $4.9 million, or 40.9% of revenues, up 56.0% from $3.1 million, or 43.3% of revenues, in 2006. Net income was $4.4 million, or $0.28 per fully diluted share, as compared to net income of $3.0 million, or $0.35 per fully diluted share, in 2006. Weighted average fully diluted shares outstanding increased to 15.7 million shares in 2007 from 8.6 million shares in 2006 due to the private placement financing completed in May of 2007.

Financial Condition

As of December 31, 2007 cash totaled $6.8 million and working capital was $16.5 million, up from $5.1 million at December 31, 2006. Total liabilities, including short-term bank loans and other short-term credit instruments, totaled $1.1 million at year end. Stockholders’ equity stood at $19.7 million at the end of 2007, as compared to $6.1 million at the end of 2006.

Business Outlook

For 2008, the Company expects revenues to increase to approximately $33.0 million and net income to grow to approximately $11.0 million.

“As China continues down the path towards urbanization, we expect strong demand from government and commercial organizations for advanced GIS software applications to manage growth, particularly in the areas of transportation, logistics and IT infrastructure for telephones and Internet services,” stated Mr. Shudong Xia, CEO of China TransInfo. “In 2008, we will continue to leverage our advanced GIS technology and strong R&D capabilities to take advantage of the particularly strong demand in the transportation sector, gradually repositioning China TransInfo as a leading transportation information solutions provider rather than a GIS technology application provider. We also plan to expand our GIS-based taxi media system in more domestic cities and aim to generate revenues from our electronic toll collection business. ”

Recent Events

•	January 2008, Troy Mao officially joined China TransInfo as the Company’s Chief Financial Officer
•	January 2008, the Company opened a new regional office in Shanxi Province, China
•	January 2008, China TransInfo signed a contract with the city of Huhhot to install its Media Platform in the city’s taxis
•	February 2008, China TransInfo signed its first revenue contract with the city of Urumqi for its Taxi Media Platform System
•	February 2008, the Company received a technology award from Beijing Municipal Government and Beijing Information Office
•	February 2008, China TransInfo presented to a group of potential investors at the 20th Annual OC Growth Stock Conference in Laguna Niguel, California. -- sponsored by Roth Capital Partners, LLC.

Conference Call

The Company will host a conference call at 10:00 a.m. eastern time on March. 19, 2008, to discuss results for the fourth quarter and full year of 2007. Joining Mr. Shudong Xia, Chief Executive Officer, will be Mr. Troy Mao, Chief Financial Officer, and Ms. Cathy Zhuang, IR Supervisor of China TransInfo. To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (866) 800-8648. International callers should dial +1-617- 614-2702. When prompted by the operator, mention conference pass code 686 813 94. The call will be available to replay for seven days after it occurs. If you would like to listen to the call, please dial 1-888-286-8010 or +1-617-801-6888 from outside the US and enter pass code 686 813 94.

About China TransInfo

China TransInfo, through its subsidiary Beijing PKU ChinaFront High Technology Co., Ltd. (“PKU”), is primarily focused on providing transportation information services. The Company aims to become the largest transportation information product and comprehensive solutions provider, as well as the largest integrated transportation information platform and commuter traffic media platform builder and operator in China. China TransInfo is involved in developing multiple applications in transportation, digital cityôland and resource filling system based on GIS technologies which is used to service the public sector. In addition, the Company is also developing its transportation system to include ETC technology. The Company is the co-formulator to several transportation technology national standards and has software copyrights to 23 software products. China TransInfo has won 3 of 4 model cases sponsored by the PRC Ministry of Communications. The Company’s affiliation with Peking University, which currently owns 5% of PKU, provides access to the University’s GeoGIS Research Laboratory, including over 30 Ph.D. researchers. As a result, the Company is currently playing a key role in setting the standards for electrified transportation information solutions. For more information please visit the company website at www.chinatransinfo.com.

Safe Harbor Statement

This press release contains certain statements that may include “forward looking statements.” All statements other than statements of historical fact included herein are “forward-looking statements.” These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security.

--FINANCIAL TABLES FOLLOW—

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARY
(FORMERLY INTRA-ASIA ENTERTAINMENT CORPORATION)
CONDENSED CONSOLIDATED STATEMENTS OF
OPERATIONS AND COMPREHENSIVE INCOME

	3 months ended December 31		12 months ended December 31
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Audited)	(Audited)
Revenues	$3,869,165	$2,685,998	$11,864,629	$7,177,023

Cost of revenues	1,534,393	1,537,461	5,612,372	3,220,259

Gross profit	2,334,772	1,148,537	6,252,257	3,956,764

Expenses:	-	-	-	-
SG&A	604,880	192,447	1,401,169	846,711

Income from operations	1,729,892	956,090	4,851,088	3,110,053

Other income (expense):	-	-	-	-
Interest income	20,073	977	60,289	1,728
Interest expense	(110)	(13,731)	(13,968)	(35,278)
Subsidy income	146,058	53,431	146,058	53,431
Decrease in fair value of warrant liability	(525,918)	-	64,359	-
Minority interest	(69,995)	(3,282)	(396,585)	(4,670)
Other income - net	(62,265)	(65,641)	160,446	(18,655)
	(492,157)	(28,246)	20,599	(3,444)
				-
Net income before income taxes	1,237,735	927,844	4,871,687	3,106,609

Income tax expense	420,998	240,700	450,606	119,719

Net income	$816,737	$687,144	$4,421,081	$2,986,890

Weighted average shares of outstanding - basic	19,601,107	8,597,140	15,520,661	8,597,140
Weighted average shares of outstanding- diluted	19,895,552	8,597,140	15,698,439	8,597,140
Income per share -
basic	$0.04	$0.08	$0.28	$0.35
diluted	$0.04	$0.08	$0.28	$0.35

Comprehensive income
Net income	816,737	687,144	4,421,081	2,986,890
Translation adjustments	401,382	129,407	672,414	162,286
Comprehensive income	1,218,119	816,551	5,093,495	3,149,176

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARY
(FORMERLY INTRA-ASIA ENTERTAINMENT CORPORATION)
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2007	December 31, 2006
	(Audited)	Audited
ASSETS
Current Assets:
Cash and cash equivalents	$6,842,238	$1,321,164
Restricted cash	243,852	128,200
Accounts receivable	4,246,805	2,756,541
Cost and estimated earnings in excess of bilings on uncompleted contracts	2,659,969	624,589
Prepayments	2,328,289	1,116,580
Other receivable	812,268	125,556
Deferred tax assets	250,668	461,982
Other current assets	226,061	85,019
Total current assets	17,610,150	6,619,631
Prepayment on investment	260,490	243,580
Property and equipment, net	3,574,722	238,545

Deferred tax assets	-	211,145

Deposits	-	11,701

Loans to others	-	269,989

Total assets	$21,445,362	$7,594,591

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$446,143	$162,503
Notes payable	-	641,000
Bilings in excess of costs and estimated earnings on uncompleted contracts	258,265	335,286
Accrued expenses	389,432	357,598
Total current liabilities	1,093,840	1,496,387

Minority Interest	655,876	4,768

Stockholders' equity :
Preferred stock, par value $0.01 per shares, 10,000,000 shares authorized and 0 shares issued and outstanding	-	-
Common stock, par value $0.001 per shares, 150,000,000 shares authorized , 19,601,107 shares issued and outstanding	19,601
Additional paid-in capital	10,905,114	2,416,000
Retained earnings	7,883,747	3,462,666
Accumulated other comprehensive gain - translation adjustments	887,184	214,770

Total stockholders' equity	19,695,646	6,093,436
Total liabilities and stockholders' equity	$21,445,362	7,594,591

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARY
(FORMERLY INTRA-ASIA ENTERTAINMENT CORPORATION)
AUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	2007	2006
Cash flows from operating activities:
Net income	$4,421,081	$2,986,890
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization expenses	41,915	33,055
Minority interest	396,585	4,670
Warrants issued for service	200,105
Change in fair value of warrant liability	(64,359)	-
Changes in operating assets:
Deferred income tax expense (benefit)	450,606	119,719
(Increase) Decrease in restricted cash	(102,524)	(125,570)
Increase in accounts receivable	(1,247,452)	(987,761)
Increase in prepayment	(1,089,273)	(658,985)
Increase in other receivable	(577,078)	10,974
Increase in cost and estimated earnings in excess of billings on uncompleted contracts	(1,913,123)	(151,233)
Increase in other current assets	(129,788)	(17,454)
Increase (Decrease) in accounts payable	261,572	(79,746)
Increase (Decrease) in billings in excess of costs and estimated earnings on uncompleted contracts	(96,324)	(31,507)
Decrease in accrued expenses	(466,400)	98,900
Net cash provided by (used in) operating activities	85,543	1,201,952

Cash flows from investing activities:
Cash acquired from reverse acquisition	9,199,660	-
(Increase) Decrease in loan to others	277,297	9,292
Payment of cash to the shareholders of the accounting acquirer	(2,000,000)	-
(Increase) Decreae in other assets - deposits	12,018	(2,472)
Purchases of property and equipment	(3,236,664)	(191,868)
Net cash provided by (used in) investing activities	4,252,311	(185,048)

Cash flows from financing activities:
Proceeds from (payments of) short-term borrowings	(658,350)	125,570
Merger costs to be charged directly to equity	(1,492,361)	-
Proceeds from issuing shares	3,200,000	-
Net cash provided by financing activities	1,049,289	125,570

Effect of foreign currency exchange translation	133,931	28,999

Net increase (decrease) in cash	5,521,074	1,171,473

Cash - beginning	1,321,164	149,691
Cash - ending	$6,842,238	$1,321,164

Supplemental disclosures:
Interest paid	$13,986	$35,278
Income taxes paid	$-	$-

For more information, please contact:

Company Contact	Investor Relations Contact:
Mr. Troy Mao, Chief Financial Officer	Mr. Crocker Coulson, President
Telæ+ 86 10 8267 1299 - 3026	CCG Investor Relations
China TransInfo Technology Corp	Tel: +1-646-213-1915 (NY office)
Email: troymao@ctfo.com	Email: crocker.coulson@ccgir.com